Exhibit 28(j)(2) under Form N-1A
Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 70 to the Registration Statement (Form N-1A, No. 2-57181) of Federated Municipal Securities Fund, Inc., and to the incorporation by reference of our report, dated May 24, 2011, on Federated Municipal Securities Fund, Inc. included in the Annual Shareholder Report for the fiscal year ended March 31, 2011.

/s/ Ernst & Young LLP

Boston, Massachusetts
May 24, 2011